# CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") dated May 1, 2004 (the "Effective Date"), between Pipex, Inc., a Delaware corporation (the "Company") and George J. Brewer, M.D. ("Consultant").

WHEREAS, the Company desires to engage Consultant to provide consulting services to it in connection with its business; and

WHEREAS, Consultant desires to provide consulting services to the Company in connection with its business; and

WHEREAS, Consultant has valuable expertise related to the development of ammonium tetrathiomolybdate (TM), a compound as a treatment for medical conditions including Wilson's Disease embodied in U.S. Patent Application No. 10/444,204 (UM file 2169), "Copper lowering treatment of inflammatory and fibrotic diseases" (the "Field"); and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Term of Agreement. Commencing on the Effective Date, Consultant shall be retained by the Company for a period of three (3) years, which shall be renewable for an additional two (2) years as long as the Company or a sublicensee continues to hold an Exclusive License Agreement from the University of Michigan relating to U.S. Patent Application No. 10/444,204. The initial period and any extensions or renewals thereof shall constitute the "Consulting Term." This agreement is contingent on the signing of the license agreement between Pipex, Inc. and University of Michigan relating to U.S. Patent Application No. 10/444,204 ("License Agreement").

SECTION 2. Position and Responsibilities.

(a) Consultant shall serve as a consultant to the Company and render such advice and services to the Company as may be reasonably requested by the Company including, without limitation, advising the Company with respect to the direction of the Company's research and product development activities. Subject to the terms, limitations and conditions set forth herein, Consultant agrees to undertake on a best-efforts basis such consultative and advisory services as the Company shall reasonably request in connection with the Company's business.

SECTION 3. Limitations.

(a) Consultant acknowledges that at the time of this Agreement he is under no other obligation to any third party that would interfere with his rendering consulting services to the Company, except as noted in Section 6 regarding consulting services to Attenuon LLC.

(b) The Company acknowledges that the Consultant is not a "Contract Research Organization" or "Sponsor" as defined in Title 21 of the U.S. Code of Federal Regulations, and the Company shall retain full responsibility for the content of certain

documents and regulatory submission, for interpretation of the data contained therein and for the timing, preparation and processing of regulatory submissions.

(c) The Company acknowledges that the Consultant shall at all times during the term of this Agreement act as an independent contractor and not as an employee or agent of the Company, and shall not assume or incur any benefits, rights or obligations related to said employee or agent status. Neither party hereto shall be authorized to act as the agent for the other, nor shall either be bound by the acts of the other, except as otherwise specifically provided in this Agreement.

(d) The Company acknowledges that the Consultant's primary employment responsibility is to University of Michigan ("UM"), and that Consultant is bound by UM employment and business conduct and policies, including those related to consulting and extramural activities, and that Consultant's obligations under UM's policies takes priority over any obligations that Consultant may incur to the Company pursuant to this Agreement. Furthermore, UM, as employer of Consultant, places certain limitations upon the total amount of time that may be spent on Consultant's activities that are not related to his employment by UM, and the Company agrees that those limitations, which are subject to change at the sole discretion of UM, shall not be exceeded by the Company's requests for Consultant's services. The Company further acknowledges that all such consulting services must take place at such times when the Consultant is not otherwise engaged in activities related to his employment with UM. This agreement is subject to the rules governed by the UM.

(e) The parties hereto agree that the Consultant's services to the Company shall not include proprietary information of UM, nor make use of UM's time or resources, without prior written agreement of UM. Additionally, the parties agree that the Consultant's services shall not restrict or hinder the ability to conduct current or foreseeable research assignments with UM, nor, unless otherwise agreed, limit Consultant's ability to publish work generated at or on the behalf of UM.

(f) Nothing contained in this Agreement shall be construed as granting any right to the Company to use in advertising, publicity, or other promotional activities the name of the Consultant, without the prior written consent of the Consultant, provided, however, that the Company may use the names of the Consultant, in various documents used by the Company for capital raising and financing or where the use of such names may be required by law, without such prior written consent.

SECTION 4. Compensation.

(a) As compensation for the performance of his duties on behalf of the Company, Consultant shall be compensated by twenty five thousand dollars ($25,000) at the time of his signing this agreement, and during the Consulting Term at the rate of one hundred twenty thousand dollars ($120,000) per annum (the "Base Compensation"), payable quarterly in advance for a minimum of three (3) years and an additional two (2) years provided that during such additional two (2) year period the Company's License Agreement with the University of Michigan has not been terminated.

(b) The Company also grants to the Consultant forty thousand (40,000) options to purchase Company Common Stock, exerciseable at $0.10 per share for a period of ten years (10), under the Company Stock Option Plan.

(c) The Company shall also pay to Consultant a three percent (3%) royalty on Net Sales of TM, regardless of therapeutic indication, for a period of 20 years from the execution of this Agreement. "Net Sales" shall mean the actual gross amount invoiced for the sale of Licensed Product commencing upon the date of First Commercial Sale by Company to the first Third Party after deducting, if not previously deducted from the amount invoiced using GAAP:

(1) trade, cash, promotional and quantity discounts;

(2) recalls, credits and allowances on account of returned or rejected products including, but not limited to, allowance for breakage and spoilage;

(3) rebates, chargebacks and amounts paid on sale or dispensing of Licensed Product;

(4) retroactive price reductions;

(5) sales or excise taxes, VAT or other taxes, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

(6) actual bad debts or allowances, credits or rebates not covered by (1) through (5) above.

(d) Consultant will file his own tax returns on the basis of his status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by him under this Agreement. Consultant shall be solely responsible for, and shall pay, such taxes in accordance with applicable law. Similarly, Consultant shall not be entitled to benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other Company benefit programs. As an independent contractor, Consultant acknowledges, understands and agrees that he is not, and shall not represent himself to third parties as being, the agent or representative of the Company nor does he have, and shall not represent himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Company, as its agent, representative or otherwise, except as specifically set forth herein.

**SECTION 5.** Expenses. The Company shall reimburse Consultant for all normal, usual and necessary expenses incurred by Consultant in furtherance of the business and affairs of the Company against receipt by the Company of appropriate vouchers or other proof of the Company's expenditures and otherwise in accordance with such expense-reimbursement policy as may from time to time be adopted by the Company. Business class air travel is acceptable.

**SECTION 6.** Non-Competition. The Company acknowledges that Consultant has signed a Consulting Agreement dated March 1, 2002 with Attenuon, L.L.C., a Delaware limited

liability company, to provide them with scientific advice and services for a period of five years, specifically in the areas of pre-clinical studies of tetrathiomolybdate (TM) and tetrapropylthiomolybdate (TPTM), and on clinical trials strategy for TM and TPTM. Company understands that Consultant may become a Consultant to other biotechnology and pharmaceutical companies developing copper chelator including, additional uses of thiomolybdates. Nothing in the following parts of this section are meant to refer to or interfere with consultant carrying out his duties with respect to these previous and future relationships. Consultant understands and recognizes that his services to the Company are special and unique and agrees that, during the Consulting Term and for a period of three (3) years from the date of termination of his retention hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business which manufactures or distributes any product in the Field that is directly or indirectly competitive with an existing or future technology of, or product manufactured or distributed by, the Company ("Conflicting Product"), either as an individual for his own account, or as a proprietor, partner, member, joint venturer, employee, consultant, agent, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Company is, during the term hereof and as of the date of termination, conducting or planning to conduct its business (the "Restricted Businesses"); provided, however, from holding a position with a Person which does not engage in a business directly or indirectly competitive with a Conflicting Product or a Restricted Business so long as Consultant works solely in a division of such Person which carries on a bona fide business which is not directly or indirectly competitive with a Conflicting Product or a Restricted Business, provided however that the Company understands that as part of his research, Consultant is in the business of developing new products that could, directly or indirectly, compete with ammonium tetrathiomolybdate in the Field. Consultant is free to do this with the stipulation that he agrees to urge the University of Michigan to give Pipex a first option to license any such new product.

**SECTION 7. Confidential Information.**

(a) Consultant agrees that during the course of his Consulting Term or at for a period of five (5) years after termination, he will keep in strictest confidence and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 8) (all the foregoing is referred to herein as the "Confidential Information"). Consultant agrees: (i) not to use any such Confidential Information for himself or others; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time during his Consulting Term except, in each case, as required in connection with Consultant's duties to the Company.

Notwithstanding the foregoing, the parties agree that Consultant is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party who had the right to disclose such information and (iii) Consultant's own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as Consultant and that, at all times, Consultant is free to conduct any non-commercial research not relating to the Company's business.

(b) Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential Information or any confidential, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his engagement by the Company.

(c) Upon written notice by the Company, Consultant shall promptly redeliver to the Company, or, if requested by the Company, promptly destroy all written Confidential Information and any other written material containing any information included in the Confidential Information (whether prepared by the Company, Consultant, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information (and upon request certify such redelivery or destruction to the Company in a written instrument reasonably acceptable to the Company and its counsel).

(d) In the event that Consultant is requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose all or any part of any Confidential Information, Consultant will provide the Company with prompt notice of such request or requirement, as well as notice of the terms and circumstances surrounding such request or requirement, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is, in the opinion of counsel reasonably acceptable to the Company, legally compelled to disclose Confidential Information, Consultant may disclose that portion of such information which counsel advises Consultant that it is legally compelled to disclose. In any event, Consultant will use its best efforts to obtain and will not oppose action by the Company to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information.

**SECTION 8.** Ownership Of Proprietary Information.

(a) Consultant agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates"), during the Consulting Term and information relating to the Company's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All the aforementioned information is hereinafter called "Proprietary Information."

(b) Notwithstanding any other provision to the contrary, the Company will have no rights, solely by reason of this Agreement, in any document, material, invention, information, improvement or other intellectual property whatsoever, whether or not publishable, patentable or copyrightable that is or was generated as a result of the Consultant's activities as an employee of UM or using proprietary information or resources of UM.

**SECTION 9.** Disclosure And Ownership Of Inventions.

(a) Consultant agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications (collectively hereinafter referred to as the "Inventions"), made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Consulting Term, to the extent that such Inventions are related to services rendered pursuant to Consultant's activities under this Agreement.

(b) [omitted]

(c) Consultant's obligation to assist the Company in obtaining and enforcing patents and copyrights for the Inventions in the scope of work as a consultant in any and all countries shall continue beyond the Consulting Term, but the Company agrees to compensate Consultant at a reasonable rate after the expiration of the Consulting Term for time actually spent by Consultant at the Company's request on such assistance.

SECTION 10. Insider Trading, Etc. Consultant recognizes that in the course of his duties hereunder, Consultant may receive from the Company or others information which may be considered "material, non-public information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees that he will not, without the prior written consent of the Company, perform any of the following:

(a) purchase, trade, offer, pledge, sell, contract to sell or to purchase or sell "short" or "short against the box" (as such terms are generally understood in the securities markets), or otherwise dispose of or acquire any securities of the Company or options or other derivative securities in respect of such securities while in possession of relevant material, non-public information received from the Company or others in connection herewith;

(b) provide the Company with information with respect to any public company that may be considered material, non-public information; and

(c) provide any person with material, non-public information, received from the Company, including any relative, associate, or other individual who intends to, or may, (i) trade securities with respect to the Company which is the subject of such information or (ii) otherwise directly or indirectly benefit from such information.

In addition, Consultant also agrees (i) not to acquire, or agree to acquire directly or indirectly, by purchase, tender offer or otherwise, any assets, voting securities or indirect rights, options, warrants to acquire any assets or voting securities of the Company, and not to solicit or assist any other person or entity in doing any of the same; (ii) announce or publicly propose any extraordinary transaction involving the Company or any voting securities or assets of the Company; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission), or seek, to advise or influence any person or entity with respect to the voting of any voting securities of the Company; or (iv) form, join or in any way participate in a "group"

within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, except, in each case, with the prior written consent of the Company.

SECTION 11. Non-Solicitation. During the Consulting Term, and for two (2) years thereafter, Consultant shall not, directly or indirectly, without the prior written consent of the Company:

(a) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its licensors, licensees, clients, customers, suppliers, employees or other related parties, or solicit or induce for hire any of the employees, agents, consultants or advisors of the Company or any such individual who in the past was employed or retained by the Company, within six (6) months of the termination of said individual's employment or retention by the Company;

(b) During and after the Consulting Term, Consultant agrees not to make any disparaging comment or statement about the Company, whether or not true, including but not limited to comments which could adversely affect the conduct of the business of the Company, any of its plans or prospects, or the business name or reputation of the Company.

SECTION 12. Term and Termination.

(a) Term. The term of this Agreement shall be for a period of twenty (20) years.

(b) Death or Disability of Consultant.

(i) In the event of the death or disability of Consultant, the Consultant's estate, successors or assigns shall continue to be entitled to the royalties and options described in Sections 4(b) and 4(c) of this Agreement.

(ii) In the event of the death of Consultant, the Company's obligation to pay the Base Compensation described in Section 4(a) of this Agreement shall terminate.

(iii) If Consultant becomes substantially unable to perform the material duties and functions of his position under this Agreement because of a disability or any medically determinable physical or mental impairment for any one hundred and twenty (120) days out of any three hundred and sixty five (365) days from the date on which Consultant was first substantially unable to perform his duties, and the Company, in its good faith reasonable judgment determines that it is warranted, the Company may, at its election, terminate the Company's obligation to pay the Base Compensation described in Section 4(a) of this Agreement upon ten (10) days' prior notice by delivering to Consultant a written notice of disability which sets forth in reasonable detail the facts and circumstances providing the Company's basis for the termination pursuant to this Section 12(b)(iii).

SECTION 13. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one day after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address

set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

If to Company:

Pipex, Inc.
3985 Research Park Drive
Ann Arbor, MI 48108
Attn: Steve H. Kanzer, Chief Executive Officer

If to Consultant:

George J. Brewer, M.D.
Morton S. and Henrietta K. Sellner Emeritus Professor of Human Genetics
Emeritus Professor of Internal Medicine
Departments of Human Genetics and Internal Medicine
University of Michigan Medical School
5022 Kresge Bldg. II, Ann Arbor, MI 48109-0534

SECTION 14. Severability Of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 15. Entire Agreement; Modification. This Agreement is the entire agreement of the parties relating to the subject matter hereof and thereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 16. Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Consultant and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Consultant's obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

SECTION 17. Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

SECTION 18. Non-Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

**SECTION 19.** Remedies For Breach. Consultant agrees that any breach of Sections 6, 7, 8, 9, 10 or 11 of this Agreement by Consultant could cause irreparable damage to the Company and to the Affiliates.

**SECTION 20.** Indemnity. The Company shall defend, indemnify and hold harmless the Consultant from and against any third party claims for loss, damage, liability and expense, including legal costs, (each of the foregoing, a "Claim") arising out of or resulting from the performance of the services hereunder or from the manufacture, sale or use of ammonium tetrathiomolybdate to treat Wilson's Disease, inflammatory or fibrotic diseases; provided, however, that the Company shall not be obligated to indemnify the Consultant pursuant to this Article 20 for Claims arising out of the negligence, recklessness or willful misconduct of the Consultant.

**SECTION 21.** Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan without regard to such State's principles of conflict of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding ("Actions") relating to this Agreement shall be in the courts of the United States of America sitting in the city, state and county of Michigan, or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of Michigan sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions. If any such State court also does not have jurisdiction over the subject matter thereof, then such an action, suit or proceeding may be brought in the federal or state courts located in the states of the principal place of business of any party hereto. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

**SECTION 22.** Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

**SECTION 23.** Assignability. This Agreement hereunder is assignable to a purchaser, merging or consolidating corporation, or successor in-interest or acquiror of substantially all of the Company's assets or business.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CONSULTANT:

George J Brewer
Name: Dr. George J. Brewer

PIPEX, INC.

By: ______________________
Name: Nicholas Stergis
Title: Chief Operating Officer